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                                                                  Exhibit (j)(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated November 15, 2007 on the financial statements of the RiverSource Strategic Allocation Fund and RiverSource Strategic Income Allocation Fund of the RiverSource Strategic Allocation Series, Inc., included in the Annual Reports for the year ended September 30, 2007, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 43 to the Registration Statement (Form N-1A, No. 2-93801) of the RiverSource Strategic Allocation Series, Inc.


                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 23, 2007